COMMITMENT LETTER

Phone: [Redacted]
Fax: [Redacted]
May ____, 2017
TransGlobe Energy Corporation
2300, 250 – 5th Street SW
Calgary, AB T2P 0R4

Attn:	Randall Neely, VP Finance & CFO
Dear Sir:
Alberta Treasury Branches has approved and offers financial assistance on the terms and conditions in the attached Commitment Letter.
You may accept our offer by returning the enclosed duplicate of this letter, signed as indicated below, by 4:00 p.m. on or before May _____, 2017 or our offer will automatically expire. This letter may be executed electronically; this letter may be delivered by email, facsimile or other functionally-equivalent electronic means. We reserve the right to cancel our offer at any time prior to acceptance.
Thank you for your business.
Yours truly,
ALBERTA TREASURY BRANCHES
By:

[Redacted]
By:

[Redacted]
Encl.
Accepted this ____ day of May, 2017

TransGlobe Energy Corporation Per: Per:

COMMITMENT LETTER

LENDER:    ALBERTA TREASURY BRANCHES
BORROWER:    TRANSGLOBE ENERGY CORPORATION

1.	AMOUNTS AND TYPES OF FACILITIES (each referred to as a "Facility")
Facility #1 – Operating Loan Facility (Revolving) – Cdn. $30,000,000.00
-    Facility #1 is available by way of:
-    Prime-based loans in Canadian dollars
-    Guaranteed Notes in Canadian dollars
-    Letters of Credit (to an aggregate maximum of $3,000,000) in Canadian dollars
-    Corporate MasterCard (to a maximum of $500,000)

-
Facility #1 is to be used on the closing date to payout in full the Stream Loan and after the closing date for the general operating purposes of Borrower related to the exploration, development, production and acquisition of domestic oil and natural gas reserves in the Western Canadian Sedimentary Basin.

-	Notwithstanding the amount of Facility #1, advances under Facility #1 will be limited to the amount equal to the lesser of:
-    the maximum principal amount of Facility #1; and

-	the amount of the most recent Borrowing Base determined hereunder.
From time to time, and no less frequently than on a semi-annual basis as of May 31 and November 30 in each year, the Borrowing Base shall be re-calculated by Lender upon receipt of each engineering report required to be delivered hereunder and if Borrower fails to deliver any such report then at any other time at Lender's sole discretion. Lender shall notify Borrower of each change in the amount of the Borrowing Base. In the event that Lender re-calculates the Borrowing Base to be an amount that is less than the Borrowings outstanding under Facility #1, Borrower shall repay the difference between such Borrowings outstanding and the new Borrowing Base within 45 days of receiving notice of the new Borrowing Base, and all rates and fees for Facility #1 listed under the "Interest Rates and Prepayment" section hereof will, immediately upon receipt of that notice, increase by [Redacted – negotiated commercial terms]. Lender confirms that the Borrowing Base on the date hereof is $30,000,000.00.
Other Facilities – Foreign Exchange, Interest Rate and Commodity Derivatives

-
At Borrower's request, Lender may enter into foreign exchange forward contracts and/or interest rate and commodity derivatives with Borrower from time to time. Lender makes no commitment to enter into any such contract or derivative and may at any time in its sole discretion decline to enter into any such contract or derivative. Any Security Documents will also secure Borrower's liability and obligations pursuant to any such contracts or derivatives.

2.	INTEREST RATES AND PREPAYMENT:

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Facility #1:
-     Pricing applicable to Facility #1 is as follows:

-	Prime-based loans: Interest is payable in Canadian dollars at Prime plus the Applicable Facility #1 Margin per annum

-	Guaranteed Notes: Acceptance fee is payable in Canadian dollars at the Applicable Facility #1 Margin per annum

-	Letters of Credit: Issuance fee is calculated at rate equal to the Applicable Facility #1 Margin per annum with a minimum fee of $200

-	Corporate MasterCard: Fees are detailed in the Corporate MasterCard documentation.

-
Non-refundable standby fee calculated at a rate equal to the Applicable Facility #1 Margin is payable monthly in Canadian dollars on the last day of each month, calculated daily on the unused portion of the authorized amount of Facility #1.

-
The "Applicable Facility #1 Margin" shall be equal to the percentage rate per annum set out in the following table opposite the applicable Net Debt to Trailing Cash Flow Ratio for the Borrower at the time of determination:

Net Debt to Trailing Cash Flow Ratio	Prime-based loans	Guaranteed Notes	Letters of Credit	Standby Fee
<1.00:1.00	[Redacted]	[Redacted]	[Redacted]	[Redacted]
>1.00:1.00 but <2.00:1.00	[Redacted]	[Redacted]	[Redacted]	[Redacted]
>2:00 to 1.00	[Redacted]	[Redacted]	[Redacted]	[Redacted]

-
Effective the date hereof, and until the effective date of any change to the Applicable Facility #1 Margin pursuant to a Compliance Certificate delivered by the Borrower pursuant to section 9 of this agreement, the Applicable Facility #1 Margin shall be determined by reference to the Net Debt to Trailing Cash Flow Ratio set forth in the Compliance Certificate delivered by the Borrower pursuant to section 11(o) of this agreement.

-
The effective date of any change to the Applicable Facility #1 Margin shall be the 1st day of the fiscal quarter immediately following the last day of the period during which the Borrower is required to deliver financial statements hereunder. If financial statements are not delivered as required hereunder, the Applicable Facility #1 Margin shall immediately be the highest rate applicable, until such time as such financial statements are delivered and the ratio determined. If the Applicable Facility #1 Margin changes during the term of any Guaranteed Note, the acceptance fee paid shall be adjusted to reflect the Applicable Facility #1 Margin for the remaining term, and the parties shall forthwith make whatever payments are necessary to reflect such adjustment.

-	During the continuance of an Event of Default, the Applicable Facility #1 Margin shall increase by [Redacted – negotiated commercial terms].

-
Facility #1 may be prepaid and permanently cancelled in whole or in part without penalty in minimum amounts of $1,000,000 and in integral multiples of $500,000 thereafter, subject to at least 5 Business Days' prior written notice; provided that,

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notwithstanding the foregoing, Guaranteed Notes cannot be prepaid prior to their maturity.

3.	REPAYMENT:
Facility #1:

-	Facility #1 is a committed term facility, as detailed herein.

-	The period of time from the effective date hereof until the Term Date is described as the "Revolving Period".

-	The "Term Date" is initially May 11, 2018, subject to extension as herein provided.

-
During the Revolving Period, Facility #1 may revolve in multiples as permitted hereunder, and Borrower may borrow, repay, reborrow and convert between types of Borrowings, up to the amount and subject to the notice periods provided herein.

-
On the Term Date, any unutilized amount of Facility #1 will be cancelled, and the amount of Facility #1 will be reduced to the aggregate Borrowings outstanding on that date. No adjustment to the amount of Facility #1 will thereafter occur as a result of a Borrowing Base calculation. On and after the Term Date, Facility #1 is non-revolving, and amounts repaid may not be re-borrowed, but Borrower can convert between types of Borrowings subject to the notice periods provided hereunder. On and after the Term Date, the Applicable Facility #1 Margin applicable to all types of Borrowings hereunder shall increase by [Redacted – negotiated commercial terms] per annum. The balance of all amounts owing under Facility #1 are due and payable in full on the date falling 1 year after the Term Date.

-
Borrower may request an extension of the Term Date by sending Lender a written request for extension in the form attached as Schedule "C" by no later than 90 days prior to the then current Term Date, and Lender may in its sole discretion agree to extend the Term Date for a further period of 364 days. Lender shall advise Borrower of its decision regarding the extension by no later than 30 days prior to the then current Term Date.

4.	FEES:

-
Non-refundable application fee of [Redacted – negotiated commercial terms] is payable on acceptance of this offer. Lender is hereby authorized to debit Borrower’s current account for any unpaid portion of the fee.

-	Any amount in excess of established Facility may be subject to a fee where Lender in its sole discretion permits excess Borrowings, if any.

-
For reports or statements not received within the stipulated periods (and without limiting Lender's rights by virtue of such default), Borrower will be subject to a fee of $50 per month (per monthly or quarterly report or statement) and $250 per month (per annual report or statement) for each late reporting occurrence, which will be deducted from Borrower's account.

5.	SECURITY DOCUMENTS:
All Security Documents (whether held or later delivered) (collectively referred to as the "Security Documents") shall secure all Facilities and all other obligations of Borrower to Lender (whether present or future, direct or indirect, contingent or matured).

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The Security Documents required at this time are as follows:

(a)
General Security Agreement from Borrower providing a security interest over all present and after acquired personal property and a floating charge on all lands, excluding the Excluded Collateral (the "Borrower GSA");

(b)
Floating Charge Demand Debenture from the Borrower initially in the amount of $75,000,000 providing a floating charge over all undertaking, property and assets of the Borrower, excluding the Excluded Collateral (the "Borrower Debenture");

(c)	Debenture Pledge Agreement in respect of the Borrower Debenture; and

(d)	Postponement Agreement.
The Security Documents are to be registered in the following jurisdictions: Alberta.
Notwithstanding anything contained in the Security Documents to the contrary, the security interests, liens, charges and encumbrances granted by the Borrower in favour of the Lender pursuant to the Security Documents shall not extend to or apply to any of the Borrower's right, title and interests in and to the Excluded Collateral.

6.	REPRESENTATIONS AND WARRANTIES:
Borrower represents and warrants to Lender that:

(a)
it is a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of Alberta and in each other jurisdiction where it carries on any material business;

(b)
the execution, delivery and performance by the Borrower of this agreement and each Security Document have been duly authorized by all necessary actions and do not violate its governing documents or any applicable laws or agreements to which it is subject or by which it is bound;

(c)	no event has occurred which constitutes a Default, an Event of Default or any other breach of any provision of this agreement or any Security Document given in connection herewith;

(d)
the most recent financial statements of Borrower provided to Lender fairly present its financial position as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no material adverse change in its business or financial condition;

(e)
all engineering data, production and cash flow projections, and other information and data provided to Lender by or on behalf of Borrower (including, without limitation, any engineering reports and land schedules) are true and correct in all material respects as at the time provided and fairly reflect the interests of the Borrower therein net of all royalties and other burdens affecting the same;

(f)	Borrower has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than Permitted Encumbrances;

(g)	Borrower is in compliance in all material respects with all applicable laws including, without limitation, all environmental laws, and there is no existing material impairment to its

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properties and assets as a result of environmental damage, except to the extent disclosed in writing to Lender and acknowledged by Lender; and

(h)	Borrower has no direct Subsidiaries other than TransGlobe International.
All representations and warranties are deemed to be repeated by Borrower on each request for an advance hereunder.

7.	POSITIVE COVENANTS:
Borrower covenants with Lender that so long as it is indebted or otherwise obligated (contingently or otherwise) to Lender, it will do and perform the following covenants:

(a)	Borrower will pay to Lender when due all amounts (whether principal, interest or other sums) owing by it to Lender from time to time;

(b)	Borrower will deliver to Lender the Security Documents, in all cases in form and substance satisfactory to Lender and Lender's solicitor;

(c)	Borrower will use the proceeds of loans only for the purposes approved by Lender;

(d)
Borrower will maintain its valid existence as a corporation and, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect, will maintain all licenses and authorizations required from regulatory or governmental authorities or agencies to permit it to carry on its business, including, without limitation, any licenses, certificates, permits and consents for the protection of the environment;

(e)	Borrower will maintain appropriate books of account and records relative to the operation of its business and financial condition;

(f)
Borrower will maintain and defend title to all of its property and assets, will maintain, repair and keep in good working order and condition all of its property and assets and will continuously carry on and conduct its business in a proper, efficient and businesslike manner and in accordance with good oilfield practice;

(g)
Borrower will maintain appropriate types and amounts of insurance with Lender shown as first loss payee on any property insurance covering any assets on which Lender has security, and promptly advise Lender in writing of any significant loss or damage to its property;

(h)	Borrower will provide evidence of insurance to Lender:

i)	in situations where Lender has taken a fixed charge on an asset or property whether on real property or personal property; and

ii)	in all other situations, on request;

(i)
Borrower will permit Lender, by its officers or authorized representatives at any reasonable time and on reasonable prior notice, to enter its premises and to inspect its plant, machinery, equipment and other real and personal property and their operation, and to examine and copy all of its relevant books of accounts and records (including without limitation, all land records);

(j)	Borrower will ensure that all engineering data, production and cash flow projections and other information and data provided to Lender by or on behalf of the Borrower (including

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without limitation, any engineering reports and land schedules) are true and accurate in all material respects as at the time provided and fairly reflect the interests of the Borrower therein net of all royalties and other burdens affecting the same;

(k)
Borrower will remit all sums when due to tax and other governmental authorities (including, without limitation, any sums in respect of employees and GST), and upon request, will provide Lender with such information and documentation in respect thereof as Lender may reasonably require from time to time;

(l)
Borrower will comply with all applicable laws, including without limitation, environmental laws, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect;

(m)
Borrower will promptly advise Lender in writing, giving reasonable details, of (i) the discovery of any contaminant or any spill, discharge or release of a contaminant into the environment from or upon any property of the Borrower which could reasonably be expected to result in a Material Adverse Effect, (ii) any event which constitutes, or which with notice, lapse of time or both, would constitute a breach of any provision hereof or of any Security Documents, and (iii) each event which has or is reasonably likely to have a Material Adverse Effect;

(n)
Borrower undertakes that, upon request from Lender, Borrower will grant a fixed mortgage and charge to Lender on any or all property of Borrower so designated by Lender. Borrower shall promptly provide to Lender all information reasonably requested by Lender to assist it in that regard. Borrower acknowledges that this undertaking constitutes present and continuing security in favour of Lender, and that Lender may file such caveats, security notices or other filings in regard thereto at any time and from time to time as Lender may determine; and

(o)
Borrower will promptly, and in any event within five Business Days of the Borrower having notice or actual knowledge of the occurrence thereof, give the Lender written notice of the occurrence of any default or event of default under or pursuant to the Prepayment Agreement or the Mercuria Security Documents, in each case, with such particulars as may be reasonably requested by the Lender.

8.	NEGATIVE COVENANTS:
Borrower covenants with Lender that while it is indebted or otherwise obligated (contingently or otherwise) to Lender, it will not do any of the following, without the prior written consent of Lender:

(a)	the Borrower will not create or permit to exist any mortgage, charge, lien, encumbrance or other security interest on any of its present or future assets, other than Permitted Encumbrances;

(b)	the Borrower will not create, incur, assume or allow to exist any Indebtedness other than:

i)	trade payables incurred in the ordinary course of business;

ii)	any Indebtedness secured by a Permitted Encumbrance;

iii)	any unsecured advances from affiliates/shareholders which are postponed in all respects to the Facilities;

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iv)	Indebtedness under or pursuant to the Mercuria Guarantee, provided that the same is subject to the Postponement Agreement;

v)	any Indebtedness owing to Lender; and

vi)	any other Indebtedness, provided that the aggregate principal outstanding amount of such Indebtedness does not, at any time, exceed [Redacted – negotiated commercial terms] of the Borrowing Base;

(c)
the Borrower will not sell, lease or otherwise dispose of any assets except (i) inventory sold, leased or disposed of in the ordinary course of business, (ii) obsolete equipment which is being replaced with equipment of an equivalent value, and (iii) assets sold, leased or disposed of during a fiscal year, the aggregate fair market value of which, together with the aggregate proceeds received by the Borrower from any Hedge Monetizations in such fiscal year does not exceed [Redacted – negotiated commercial terms] of the Borrowing Base;

(d)
the Borrower will not provide financial assistance (by means of a loan, guarantee or any other provision of credit, or otherwise) to, or make any Investment in, any person (other than Lender) other than:

i)	Investments in Transglobe International and its Subsidiaries in respect of G&A Expenses;

ii)	financial assistance provided under or pursuant to the Mercuria Guarantee, provided that the same is subject to the Postponement Agreement;

iii)	Investments funded entirely with the proceeds from equity raises completed by the Borrower; or

iv)
any other Investment, provided that the amount of such Investment would not cause the aggregate amount of all Investments made in any fiscal year by the Borrower in its Subsidiaries to exceed the aggregate amount received by the Borrower from its Subsidiaries in such fiscal year, less the Subsidiaries' deemed share of SG&A Expenses for such fiscal year (based on the Subsidiaries' pro-rata share of the Borrower's total revenue, as determined in accordance with GAAP);

(e)	the Borrower will not reduce its capital or redeem, purchase or otherwise acquire, retire or pay off any of its present or future share capital;

(f)	the Borrower will not amalgamate, consolidate, or merge with any person;

(g)	Borrower will not consent to or facilitate a Change of Control;

(h)
except for the Excluded Collateral, the Borrower will not acquire any assets in, or move or allow any of its assets to be moved to, a jurisdiction where Lender has not registered or perfected the Security Documents;

(i)	the Borrower will not change the present nature of its business;

(j)
Borrower will not operate accounts with or otherwise conduct any banking business with any financial institution other than Lender, other than to the extent expressly permitted in the definition of Permitted Encumbrances hereunder;

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(k)	the Borrower will not incur capital expenditures in respect of oil or gas properties outside of the Western Canadian sedimentary basin;

(l)
the Borrower will not enter into any Hedging Agreement which is not used for risk management in relation to its business or which is not entered into in the ordinary course of its business but is entered into for speculative purposes, or which, in the case of commodity swaps or similar transactions of either a financial or physical nature, have a term exceeding two years or if more than 60% of its forecasted production from proved producing resources would be hedged at the time of determination for the hedged period;

(m)
the Borrower will not allow any pollutant (including any pollutant now on, under or about such land) to be placed, handled, stored, disposed of or released on, under or about any of its lands unless done in the normal course of its business and then only as long as it complies with all applicable laws in placing, handling, storing, transporting, disposing of or otherwise dealing with such pollutants, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect;

(n)	Borrower will not utilize Borrowings to finance a hostile takeover;

(o)	the Borrower will not make any Distribution;

(p)	the Borrower will not acquire, create or allow to exist any direct Subsidiary other than Transglobe International; and

(q)
the Borrower will not amend, supplement or modify (as applicable) any provision of the Prepayment Agreement or the Mercuria Security Documents (or provide any waiver or consent to like effect) if the consequence of such amendment, supplement or modification (as applicable) would be to (i) increase the principal amount guaranteed under the Mercuria Guarantee, (ii) increase any interest rate (including, for certainty , the amount of any default interest) applicable to the Prepayment Agreement, or (iii) change any covenants or events of default under the Prepayment Agreement or the Mercuria Security Documents which make them materially more restrictive or onerous or otherwise materially increase the obligations of the Borrower or its Subsidiaries under the Prepayment Agreement or the Mercuria Security Documents.

9.	REPORTING COVENANTS:
Borrower will provide to Lender:

(a)	within 120 days after the end of each of its fiscal years:

i)	financial statements of Borrower on an audited basis prepared by a firm of qualified accountants;

ii)	a Compliance Certificate;

iii)	external engineering report of the Borrower's total proved properties prepared by an accredited, independent firm of consulting petroleum engineers satisfactory to Lender;

iv)
an officer's certificate as to title, attaching thereto a current land schedule of major producing petroleum and natural gas reserves held by the Borrower described by lease (type, date, term, parties), legal description (wells and spacing units), interest

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(W.I. or     other APO/BPO interests), overrides (APO/BPO), gross overrides, and other liens, encumbrances and overrides;

v)	an environmental questionnaire and disclosure statement in the form requested by Lender; and

vi)	a schedule containing all asset retirement obligations of Borrower;

(b)	within 60 days following the end of each fiscal quarter, a Compliance Certificate;

(c)	within 60 days following the end of each calendar month:

i)	internally produced financial statements of Borrower for that month;

ii)	a list of inter-company fund transfers between Borrower and its Subsidiaries for that month;

iii)
monthly production and revenue reports (operator statements or internally generated area-by-area summaries) for the Borrower's producing properties, certified by a senior officer of Borrower, clearly indicating gross and/or net oil and gas production volumes, gross revenues, royalties and other burdens, operating costs, etc.; and

iv)	the Liability Management Rating Report generated by the Alberta Energy Regulator for that month;

(d)	by October 31st of each year, an internal engineering report of the Borrower;

(e)
within 90 days after the end of each of its fiscal year ends, annual capital and revenue budget reports from Borrower for the then current fiscal year which include gross and/or net oil and gas production volumes, gross revenues, royalties and other burdens, operating costs, general & administrative costs, commodity price assumptions and, if available, a pro forma balance sheet; and

(f)
on request, any further information regarding its assets, operations and financial condition that Lender may from time to time reasonably require, including, without limitation, an updated reserve report prepared by Borrower.

10.	FINANCIAL COVENANTS:
Borrower will not at any time, without the prior written consent of Lender, breach the following restrictions:

(a)	permit the Working Capital Ratio to fall below 1.00:1:00; and

(b)	permit the ratio of Net Debt to Trailing Cash Flow to exceed 3.00:1:00.
Each of the above financial ratios shall be maintained at all times and shall be detailed in the Compliance Certificate required to be delivered hereunder.

11.	CONDITIONS PRECEDENT:
It is a condition precedent to each advance hereunder that, at the time of such advance, all representations and warranties hereunder must be true and correct in all material respects as if made

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on such date, there must be no Default or Event of Default that is subsisting and the aggregate amount of the Borrowings outstanding shall not exceed the Borrowing Base.
In addition, no Facilities will be available until the following conditions precedent have been satisfied, unless waived by Lender:

(a)	Lender has received all Security Documents and all registrations and filings have been completed in Alberta, in all cases in form and substance satisfactory to Lender;

(b)	Borrower have provided all authorizations and all financial statements, appraisals, environmental reports and any other information that Lender may require;

(c)	Lender has received payment of all fees due in respect hereof;

(d)	no event or circumstance is in existence which has caused, or would reasonably be expected to cause, a Material Adverse Effect;

(e)	Lender is satisfied as to the value of Borrower's assets and financial condition, and Borrower's ability to carry on business and repay any amount owed to Lender from time to time;

(f)	the Lender has received an officer's certificate from an officer of the Borrower in form satisfactory to the Lender in respect of general corporate matters;

(g)	Lender has received a true and complete copy of the Borrower's corporate organizational chart;

(h)
Lender has received an officer's certificate as to title satisfactory to Lender including a schedule of major producing petroleum and natural gas reserves described by lease (type, date, term, parties), legal description (wells and spacing units), interest (W.I. or other APO/BPO interests), overrides (APO/BPO), gross overrides, and other liens, encumbrances, and overrides;

(i)	the Lender has received satisfactory evidence of insurance from the Borrower with the Lender shown as first loss payee on any property insurance covering any assets on which the Lender has security;

(j)	Lender has received from the Borrower a drawdown and direction for the repayment of the Stream Loan and all accrued and unpaid interest thereon;

(k)
Lender has received satisfactory evidence that, concurrently with the initial advance hereunder, the Stream Loan will be fully repaid and cancelled and that all security, liens and encumbrances in respect of the same, including, without limitation, certain registrations made by Stream Asset Financial Topspin LP against the Borrower at the Personal Property Registry (Alberta), will be discharged;

(l)	Lender has received satisfactory information evidencing the Borrower's licensee liability management rating in Alberta is above 2.00;

(m)
the Borrower shall have repaid in full the principal, premium, if any, and accrued interest on all of the Olympia Convertible Debentures, and delivered to the Lender an officer's certificate certifying the same;

(n)	Borrower has provided the Lender with a true and complete copy of the Prepayment Agreement;

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(o)	a Compliance Certificate prepared on a pro forma basis;

(p)	Lender has completed and is satisfied with all business and legal due diligence with respect to terms and conditions of the prepayment agreement, including any corporate guarantees; and

(q)	no more than $15,000,000.00 is drawn on the Facility on the closing date.

12.	AUTHORIZATIONS AND SUPPORTING DOCUMENTS
Borrower has delivered or will deliver the following authorizations and supporting documents to Lender:
-    Corporate Borrower:

a)	Incorporation documents including Certificate of Incorporation, Articles of Incorporation (including any amendments) and last Notice of Directors;

b)	Banking resolution in form provided by Lender or otherwise acceptable to Lender;

c)	Environmental Questionnaire & Disclosure Statement;

d)	Credit Information and Alberta Land Titles Office Name Search Consent Form;
-    General:

a)	Solicitor Opinion Letter from counsel to Borrower;

b)	Solicitor Opinion Letter from counsel to Lender.

13.	DRAWDOWNS, PAYMENTS AND EVIDENCE OF INDEBTEDNESS

-	Interest on Prime-based loans is calculated on the daily outstanding principal balance, and is payable on the last day of each month.

-	If revolvement of loans is permitted hereunder, principal advances and repayments on Prime-based loans are to be in the minimum sum of Cdn. $10,000.00 or multiples of it.

-
If Letters of Credit are available hereunder, the term of each Letter of Credit shall not exceed one year, although automatic extensions thereof (unless notified by the Lender) are permitted, provided that the term of any Letter of Credit shall not extend past the date which is one year after the Term Date. On any demand being made by a beneficiary for payment under a Letter of Credit, the amount so paid shall be automatically deemed to be outstanding as a Prime-based loan under the relevant Facility.

-
If Guaranteed Notes are available hereunder, Borrower will issue non-interest bearing promissory notes to Lender in multiples of Cdn. $100,000, subject to a minimum of Cdn. $1,000,000, with a minimum term of 30 days and up to 180 day maturity dates, provided that that the maturity date of any Guaranteed Note shall not be on a date which is after the date which is one year after the Term Date. Borrower agrees to be bound by the power of attorney set out in Schedule "B" hereto. On the date of drawdown, Lender shall make an advance to Borrower in an amount equal to the proceeds which would have been realized from a hypothetical sale of those Guaranteed Notes at the Discount Rate, less the acceptance fees payable hereunder. Lender is authorized to hold or negotiate any such promissory notes.

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Guaranteed Notes shall remain in effect until the maturity of the term selected and notwithstanding anything to the contrary contained herein, may not be repaid prior to their maturity. On the maturity date thereof, Borrower shall pay Lender the face amount of each Guaranteed Note. If Lender does not receive written instructions from Borrower prior to maturity concerning the renewal of the Guaranteed Notes, then the face amount of the Guaranteed Notes shall be automatically deemed to be outstanding as a Prime-based loan under the relevant Facility until written instructions are received from Borrower.

-
Borrower shall monitor its Borrowings (including the face amount and maturity date of each Guaranteed Note) to ensure that the Borrowings hereunder do not exceed the maximum amount available hereunder.

-	Borrower shall provide notice to Lender prior to requesting an advance or making a repayment or conversion of Borrowings hereunder, as follows:
For Borrowings:
-    under Cdn. $5,000,000 – same day notice
-    Cdn. $5,000,000 and over – one Business Day prior written notice

-	Borrower may cancel the availability of any unused portion of a Facility on five Business Days' notice. Any such cancellation is irrevocable.

-
The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

-
If any amount due hereunder is not paid when due, Borrower shall pay interest on such unpaid amount (including without limitation, interest on interest) if and to the fullest extent permitted by applicable law, at a rate per annum equal to Prime plus [Redacted – negotiated commercial terms].

-
The branch of Lender (the "Branch of Account") where Borrower maintains an account and through which the Borrowings will be made available is located at [Redacted - address]. Funds under the Facilities will be advanced into and repaid from account no. [Redacted] at the Branch of Account, or such other branch or account as Borrower and Lender may agree upon from time to time.

-
Lender shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to Borrower by Lender under this agreement. Lender shall record the principal amount of each Borrowing and the payment of principal, interest and fees and all other amounts becoming due to Lender under this agreement. Lender's accounts and records (and any confirmations issued hereunder) constitute, in the absence of manifest error, conclusive evidence of the indebtedness of Borrower to Lender pursuant to this agreement.

-
Borrower authorizes and directs Lender to automatically debit, by mechanical, electronic or manual means, any bank account of Borrower for all amounts payable by Borrower to Lender pursuant to this agreement. Any amount due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day, and interest shall accrue accordingly.

14.	EVENTS OF DEFAULT:

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Without restricting the rights of Lender to terminate any Facility which is payable on demand and to demand payment in full of such demand Facility at any time, if any of the events set forth below (each such event being herein referred to as an "Event of Default") occurs and is continuing, Lender may at its option, by notice to Borrower, terminate any or all of any committed term Facilities hereunder and demand immediate payment in full of all or any part of the amounts owed by Borrower thereunder:

(a)
if Borrower defaults in paying when due all or any part of the principal amount due hereunder, including, for certainty, the failure to make any repayment required after a redetermination of the Borrowing Base;

(b)
if Borrower defaults in paying when due all or any part of its indebtedness or other liability to Lender (other than as provided under section (a) above) and such default continues for 2 Business Days after notice from Lender;

(c)
if Borrower defaults in the observance or performance of any of its covenants or obligations hereunder or in any of the Security Documents (other than as provided under section (a) or (b) above), or in any other document under which Borrower is obligated to Lender, and in any such cases, the default continues for 5 Business Days after notice from Lender;

(d)	if an Event of Default or Termination Event (in each case, as defined in the applicable Hedging Agreement) occurs under any Hedging Agreement entered into with the Lender or an affiliate thereof;

(e)
if any charge or encumbrance on any property of Borrower with a fair market value in excess of the greater of (i) two point five percent (2.5%) of the amount of the Borrowing Base and (ii) $750,000, becomes enforceable and steps are taken to enforce it;

(f)
if any other creditor of Borrower takes collection steps against assets of the Borrower with a fair market value in excess of the greater of (i) two point five percent (2.5%) of the amount of the Borrowing Base and (ii) $750,000;

(g)
judgments, writs or encumbrances that are in excess of the greater of (i) two point five percent (2.5%) of the amount of the Borrowing Base and (ii) $750,000, and the same shall remain undischarged or unreleased, as applicable, for a period of 20 Business Days (in the case of judgments, during which such judgment or judgments shall not be on appeal or execution thereof shall not be effectively stayed);

(h)
if an order is made, an effective resolution passed, or a petition is filed for the winding up the affairs of Borrower or if a receiver or liquidator of Borrower or any part of its assets is appointed;

(i)
if Borrower becomes insolvent or makes a general assignment for the benefit of its creditors or an assignment in bankruptcy or files a proposal or notice of intention to file a proposal under the Bankruptcy and Insolvency Act or otherwise acknowledges its insolvency or if a bankruptcy petition is filed or receiving order is made against Borrower and is not being disputed in good faith;

(j)	if Borrower ceases or threatens to cease to carry on its business or makes a bulk sale of its assets;

(k)
if any of the licences, permits or approvals granted by any government or governmental authority or agency and material to the business of Borrower is withdrawn, cancelled, suspended or adversely amended;

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(l)	if any event or circumstance occurs which has or would reasonably be expected to have a Material Adverse Effect (as determined by Lender in its sole discretion);

(m)	the occurrence of a Change of Control without the prior written consent of the Lender;

(n)
if a default, event of default or other similar condition or event (however described) in respect of the Borrower or any Subsidiary party to the Prepayment Agreement occurs or exists under the Prepayment Agreement, or any material agreement, instrument or other document relating thereto (including, for certainty and without limitation, the Mercuria Security Documents), and the Borrower or such Subsidiary fails to remedy or cure such default, event of default or other similar condition or event within the cure period provided for in the Prepayment Agreement or other applicable agreement, instrument, document or contract and such failure permits Mercuria to accelerate payment of the obligations thereunder or realize upon or enforce any security interests, liens or charges held by it against or in respect of the property and assets of the Borrower or any Subsidiary party to the Prepayment Agreement; provided that, if an Event of Default occurs under this Section 14(n), such Event of Default will, notwithstanding anything else herein to the contrary, be automatically waived if (i) the default, event of default or other similar condition or event which caused such Event of Default is fully waived by Mercuria such that Mercuria is no longer permitted to accelerate payment of the obligations under the Prepayment Agreement or any material agreement, instrument or other document relating thereto (including, for certainty and without limitation, the Mercuria Security Documents ) or realize upon or enforce any security interests, liens or charges held by it against or in respect of the property and assets of the Borrower or any Subsidiary party to the Prepayment Agreement due to the occurrence of such default, event of default or other similar condition or event and (ii) the Borrower delivers to the Lender a true and complete of such waiver together with a certificate from and officer of the Borrower certifying the same and certifying as to the matters set forth in (i) above;

(o)
if the Borrower defaults on its obligations in respect of any other Indebtedness (including Indebtedness under any Hedging Agreement) in an amount in excess of the greater of (i) two point five percent (2.5%) of the amount of the Borrowing Base and (ii) $750,000 and, in each case which, if capable of being cured, is not cured within any applicable cure period provided for under the governing agreement in respect of such Indebtedness.

Failing such immediate payment, Lender may, without further notice, realize under the Security Documents to the extent Lender chooses.

15.	MISCELLANEOUS:

(a)	All legal and other costs and expenses incurred by Lender in respect of the Facilities, the Security Documents and other related matters will be paid or reimbursed by Borrower on demand by Lender.

(b)
All Security Documents will be prepared by or under the supervision of Lender's solicitors, unless Lender otherwise permits. Acceptance of this offer will authorize Lender to instruct Lender's solicitors to prepare all necessary Security Documents and proceed with related matters.

(c)
Lender, without restriction, may waive in writing the satisfaction, observance or performance of any of the provisions of this Commitment Letter. Any waiver by Lender of the strict performance of any provision hereof will not be deemed to be a waiver of any subsequent

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default, and any partial exercise of any right or remedy by Lender shall not be deemed to affect any other right or remedy to which Lender may be entitled.

(d)
Borrower shall reimburse Lender for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to Lender hereunder (other than taxes on the overall net income of Lender), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Facilities imposed by any applicable law or the interpretation thereof.

(e)
Lender is authorized but not obligated, at any time, to apply any credit balance, whether or not then due, to which Borrower is entitled on any account in any currency at any branch or office of Lender in or towards satisfaction of the obligations of Borrower due to Lender under this agreement or any guarantee granted in support hereof, as applicable. Lender is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

(f)
Words importing the singular will include the plural and vice versa, and words importing gender will include the masculine, feminine and neuter, and anything importing or referring to a person will include a body corporate and a partnership and any entity, in each case all as the context and the nature of the parties requires.

(g)	Where more than one person is liable as Borrower for any obligation hereunder, then the liability of each such person for such obligation is joint and several with each other such person.

(h)
If any portion of this agreement is held invalid or unenforceable, the remainder of this agreement will not be affected and will be valid and enforceable to the fullest extent permitted by law. In the event of a conflict between the provisions hereof and of any Security Document, the provisions hereof shall prevail to the extent of the conflict. For certainty, a "Default" under and as defined in the Borrower GSA shall only occur upon the occurrence of an "Event of Default" hereunder.

(i)
Where the interest rate for a credit is based on Prime, the applicable rate on any day will depend on the Prime rate in effect on that day. The statement by Lender as to Prime and as to the rate of interest applicable to a credit on any day will be binding and conclusive for all purposes. All interest rates specified are nominal annual rates. The effective annual rate in any case will vary with payment frequency. All interest payable hereunder bears interest as well after as before maturity, default and judgment with interest on overdue interest at the applicable rate payable hereunder. To the extent permitted by law, Borrower waives the provisions of the Judgment Interest Act (Alberta).

(j)
Any written communication which a party may wish to serve on any other party may be served personally (in the case of a body corporate, on any officer or director thereof) or by leaving the same at or couriering or mailing the same by registered mail to the Branch of Account (for Lender) or to the last known address (for Borrower), and in the case of mailing will be deemed to have been received two (2) Business Days after mailing except in the case of postal disruption.

(k)	Unless otherwise specified, references herein to "$" and "dollars" mean Canadian dollars.

(l)
If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this agreement, it is necessary to convert into the currency of such jurisdiction (the "Judgment Currency") any amount due hereunder in any currency other than the Judgment Currency,

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then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, rate of exchange means the rate at which Lender would, on the relevant date, be prepared to sell a similar amount of such currency against the Judgment Currency, in accordance with normal banking procedures. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgment is given and the date of payment of the amount due, Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such day is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this agreement in such other currency. Any additional amount due from Borrower under this paragraph will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due in connection with this agreement.

(m)
Lender shall have the right to assign, sell or participate its rights and obligations in the Facilities or in any Borrowing thereunder, in whole or in part, to one or more persons, provided that the consent of Borrower shall be required if no default is then in existence, such consent not to be unreasonably withheld or delayed.

(n)
Borrower shall indemnify Lender against all losses, liabilities, claims, damages or expenses (including without limitation legal expenses on a solicitor and his own client basis) (i) incurred in connection with the entry into, performance or enforcement of this agreement, the use of the Facility proceeds or any breach by Borrower of the terms hereof or any document related hereto, or (ii) arising out of or in respect of: (A) the release of any hazardous or toxic waste or other substance into the environment from any property of Borrower or any of its Subsidiaries, and (B) the remedial action (if any) taken by Lender in respect of any such release, contamination or pollution. This indemnity will survive the repayment or cancellation of any of the Facilities or any termination of this agreement.

(o)
For certainty, the permission to create a Permitted Encumbrance shall not be construed as a subordination or postponement, express or implied, of Lender's Security Documents to such Permitted Encumbrance.

(p)
Each accounting term used hereunder, unless otherwise defined herein, has the meaning assigned to it under GAAP consistently applied. If there occurs a change in generally accepted accounting principles (an "Accounting Change"), including as a result of a conversion to International Financial Reporting Standards, and such change would result in a change (other than an immaterial change) in the calculation of any financial covenant, standard or term used hereunder, then at the request of Borrower or Lender, Borrower and Lender shall enter into negotiations to amend such provisions so as to reflect such Accounting Change with the result that the criteria for evaluating the financial condition of Borrower or any other party, as applicable, shall be the same after such Accounting Change, as if such Accounting Change had not occurred. If, however, within 30 days of the foregoing request by Borrower or Lender, Borrower and Lender have not reached agreement on such amendment, the method of calculation shall not be revised and all amounts to be determined thereunder shall be determined without giving effect to the Accounting Change.

(q)
Borrower's information, corporate or personal, may be subject to disclosure without its consent pursuant to provincial, federal, national or international laws as they apply to the product or service Borrower has with Lender or any third party acting on behalf of or contracting with Lender.

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(r)
Borrower acknowledges that the terms of this agreement are confidential, and Borrower agrees not to disclose the terms hereof or provide a copy hereof to any person without the prior written consent of Lender, unless and to the extent required by applicable law.

(s)	Time shall be of the essence in all provisions of this agreement.

(t)	This agreement may be executed in counterpart.

(u)	This agreement shall be governed by the laws of Alberta.

(v)	Blake, Cassels & Graydon LLP is designated as Lender’s counsel.

16.	DEFINITIONS:
"Applicable Facility #1 Margin" has the meaning ascribed thereto in Section 2 of this Commitment Letter.
"Borrowing Base" means the number determined by Lender based on a lending value assigned to the net present value of the total proved oil and gas properties of Borrower, as determined by Lender in its sole discretion in accordance with its customary practices and standards for oil and gas loans using such reasonable assumptions as may be determined by Lender in its sole discretion.
"Borrowings" means all amounts outstanding under the Facilities, or if the context so requires, all amounts outstanding under one or more of the Facilities or under one or more borrowing options of one or more of the Facilities.
"Business Day" means a day, excluding Saturday and Sunday, on which banking institutions are open for business in the province of Alberta.
"Cash Flow" means, in respect of Borrower only, for any period, the net income of Borrower determined on an un-consolidated basis in accordance with GAAP; provided that (but without duplication) there shall be (i) added thereto any reimbursements for G&A Expenses (up to a maximum amount equal to the Subsidiaries' pro-rata share of G&A Expenses based on total revenue), loan repayments or dividends received by the Borrower from Subsidiaries, deferred taxes, amortization, depreciation, depletion and other non-cash charges expensed during the period, and (ii) subtracted therefrom dividends declared during the period and reductions in shareholder loans during the period.
"Change of Control" means, means and shall be deemed to have occurred if and when:

(a)
any person or persons acting jointly or in concert (within the meaning of the Securities Act (Alberta)) shall acquire ownership or control, directly or indirectly, of voting shares in the capital of the Borrower which have or represent more than 50% of all the votes entitled to be cast by shareholders for an election of the board of directors of the Borrower;

(b)
other than in the case of an Excluded Replacement, individuals who were elected as members of the board of directors of the Borrower by the most recent resolutions of the shareholders of the Borrower shall no longer constitute a majority of the board of directors of the Borrower at any time prior to the next following resolutions of the shareholders of the Borrower relating to the election of the same, and the Lender shall have determined that the resulting board of directors shall not be acceptable to the Lender, such determination to be made by each Lender acting reasonably;

(c)
other than in the case of an Excluded Replacement, individuals who were members of the board of directors of the Borrower immediately prior to resolutions of the shareholders of the Borrower relating to the election of directors shall not constitute a majority of the board

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of directors following such election, and the Lender shall have determined that the resulting board of directors shall not be acceptable to the Lender, such determination to be made by the Lender acting reasonably; or

(d)	the Borrower transfers all or substantially all of its assets to any other person if that transfer is not otherwise permitted by the other provisions of this agreement
"Compliance Certificate" means, a compliance certificate executed by a senior officer of Borrower in the form attached hereto as Schedule "A".
"Current Assets" means, for a day, the amount of current assets of Borrower only (for certainty, excluding all assets of its Subsidiaries), as determined on an un-consolidated basis in accordance with GAAP, but in any event excluding (a) any amounts arising as a result of the mark-to-market position of Borrower due to hedging contracts, (b) inter-company receivables payable by the Subsidiaries to the Borrower and (c) the Excluded Collateral.
"Current Liabilities" means, for a day, the amount of current liabilities of Borrower only (for certainty, excluding all current liabilities of its Subsidiaries, but, for greater certainty, including all current liabilities of the Borrower to any and all of its Subsidiaries), as determined in accordance with GAAP on an un-consolidated basis, but in any event excluding any amounts arising as a result of the mark-to-market position of Borrower due to hedging contracts.
"Default" means any event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would constitute an Event of Default.
"Discount Rate" means, with respect to Guaranteed Notes, the per annum rate of interest which is the arithmetic average of the rates per annum applicable to Canadian dollar bankers' acceptances having identical issue and comparable maturity dates as the Guaranteed Notes proposed to be issued by Borrower displayed and identified as such on the display referred to as the "CDOR Page" (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 8 a.m. (mountain standard time) on such day, or if such day is not a Business Day, then on the immediately preceding Business Day, or if the rate referred to is not available, then the rate quoted by Lender.
"Distribution" means, in respect of any person:

(a)
payment of any dividend on or in respect of any shares or units of any class in the capital of such person (including any shares thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase);

(b)
redemption, retraction, purchase or other acquisition or retirement, in whole or in part, of shares of any class in the capital of such person (including any shares thereof acquired through the exercise of warrants or rights of conversion, exchange or purchase); or

(c)
payment of principal, interest or other amounts in whole or in part, of any indebtedness of such person for borrowed money (including without limitation, any indebtedness incurred or assumed by such person pursuant to a capital lease or operating lease);

to (in the case of paragraphs (a) and (c) above) or by or from (in the case of paragraph (b) above) any shareholder or holder of or any affiliate of a shareholder, or holder of or of such person, whether made or paid in or for cash, property or both.
"Equity" means, at any time and as determined in accordance with GAAP on an un-consolidated basis form the Borrower only, an amount equal to the amount of shareholders' equity of Borrower, including share

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capital, retained earnings and postponed advances from affiliates/shareholders (if postponed on terms and in a manner acceptable to Lender) but excluding:

(a)	the redemption amount of any preferred shares of Borrower which are redeemable at the option of the holder to the extent they are included in Long Term Debt;

(b)	convertible debentures to the extent they are included in Long Term Debt;

(c)	advances to affiliates/shareholders;

(d)	goodwill; and

(e)	intangible assets.
"Excluded Collateral" means, collectively, (a) all shares and other securities owned by the Borrower in the capital of Transglobe International, including all security certificates, if any, and other instruments and documents evidencing or representing the same and (b) all of the Borrower's right, title and interest in and to any and all loans and other amounts owing to it by Transglobe International and its Subsidiaries.
"Excluded Replacement" means, with respect to the Borrower, the replacement of those of its directors who have died, have been found to be of unsound mind by a court of competent jurisdiction, have become bankrupt of have otherwise ceased to be qualified to act as a director under applicable law.
"G&A Expenses" means general and administrative expenses as set forth in the income statement of the Borrower and determined in accordance with GAAP.
"Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles as may be described in the CPA Canada Handbook and other primary sources recognized from time to time by the Canadian Chartered Professional Accountants.
"Guaranteed Notes" means the non-interest bearing promissory notes issued hereunder by Borrower to Lender under Lender's guaranteed note program.
"Hedge Monetization" means the termination, restructuring or unwinding of any Hedging Agreement (but, for certainty, excluding the termination thereof on the scheduled maturity date thereof) which:

(a)	was in effect as of the date upon which the Borrowing Base was last determined;

(b)	the Lender had attributed lending value thereto; and

(c)	has resulted in payments to the Borrower pursuant thereto.
"Hedging Agreement" means any swap, hedging, interest rate, currency, foreign exchange or commodity contract or agreement, or confirmation thereunder, entered into from time to time in connection with:

(a)	interest rate swaps, forward rate transactions, interest rate options, cap transactions, floor transactions and similar rate-related transactions;

(b)	forward rate agreements, foreign exchange forward agreements, cross currency transactions and other similar currency-related transactions; or

(c)	commodity swaps, hedging transactions and other similar commodity-related transactions (whether physically or financially settled), including without limitation commodity swaps;

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the purpose of which is to hedge (a) interest rate, (b) currency exchange, and/or (c) commodity price exposure, as the case may be.
"Indebtedness" means all present and future obligations and indebtedness of a person, whether direct or indirect, absolute or contingent, including all indebtedness for borrowed money, all obligations in respect of swap or hedging arrangements and all other liabilities which in accordance with GAAP would appear on the liability side of a balance sheet (other than items of capital, retained earnings and surplus or deferred tax reserves).
"Investment" means (a) any purchase or other acquisition of shares or other securities of any person, (b) any form of financial assistance to or for the benefit of any person, (c) any capital contribution to any other person and (d) any purchase or other acquisition of any assets, property or undertaking other than an acquisition in the ordinary course of business of the purchaser.
"Letter of Credit" means a standby or documentary letter of credit or letter of guarantee issued by the Lender on behalf of the Borrower.
"Long Term Debt" means, for a day and as determined in accordance with GAAP on a un-consolidated basis for the Borrower only, all indebtedness, obligations and liabilities of Borrower which would be classified as long term debt upon a balance sheet of Borrower, plus (to the extent not included in Equity),

(a)	the redemption amount of any preferred shares of Borrower which are redeemable at the option of the holder; and

(b)	the amount of any convertible debentures issued.
"Material Adverse Effect" means, a material adverse effect on:

(a)	the financial condition of Borrower; or

(b)	the ability of Borrower to repay amounts owing hereunder or under its guarantee in respect hereof.
"Mercuria" means Mercuria Energy Trading SA and its successors and assigns.
"Mercuria Guarantee" means, the guarantee and indemnity given by the Borrower in favour of Mercuria under or pursuant to the Prepayment Agreement and the Mercuria Security Documents, as at the date hereof.
"Mercuria Security Documents" means, collectively the assignments, mortgages, debentures, pledge and other security agreements granted by the Borrower in favour of Mercuria granting a security interest, lien and charge in the Excluded Collateral.
"Net Debt" means in respect of Borrower only, as of the end of any fiscal quarter and as determined in accordance with GAAP on an un-consolidated basis, and without duplication, an amount equal to the amount of Total Debt less Current Assets.
"Net Debt to Trailing Cash Flow Ratio" means, as at the end of any fiscal quarter, the ratio of Net Debt as at the end of such fiscal quarter to Trailing Cash Flow as at the end of such fiscal quarter.
"Olympia Convertible Debentures" means, the 6.0% convertible unsecured subordinated debentures issued by the Borrower pursuant to the convertible debenture indenture dated as of February 22, 2012 between the Borrower, as issuer and Olympia Trust Company, as debenture trustee.

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"Permitted Encumbrances" means, in respect of the Borrower, the following:

(a)	liens for taxes, assessments or governmental charges not yet due or delinquent or the validity of which is being contested in good faith;

(b)
liens arising in connection with workers' compensation, unemployment insurance, pension, employment or other social benefits laws or regulations which are not yet due or delinquent or the validity of which is being contested in good faith;

(c)	liens under or pursuant to any judgment rendered or claim filed which are or will be appealed in good faith provided any execution thereof has been stayed;

(d)	undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

(e)	liens arising by operation of law such as builders' liens, carriers' liens, materialmens' liens and other liens of a similar nature which relate to obligations not due or delinquent;

(f)
easements, rights-of-way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which singularly or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of Borrower;

(g)
security given to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of Borrower, all in the ordinary course of its business which singularly or in the aggregate do not materially impair the operation of the business of Borrower;

(h)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions to title;

(i)
liens created or arising in the ordinary course of the oil and gas business in respect of the joint operation of oil and gas properties and related production and processing facilities or arrangements for the processing, treating, transmission or transportation of hydrocarbon substances, provided such liens are not in respect of obligations which are due or delinquent and do not materially reduce the value of the oil and gas properties affected by such liens;

(j)
penalties arising in the ordinary course of business under non-participation or independent operations provisions of operating agreements as a consequence of an election not to participate in drilling or other operations;

(k)
the provisions of operating agreements, pooling agreements, unitization agreements and other similar arrangements entered into in the ordinary course of the oil and gas business which do not materially affect the value of the oil and gas properties which are subject thereto;

(l)
royalties, net profits interests and similar encumbrances and rights to convert any of them to working interests which are created in the ordinary course of the oil and gas business; provided that if any of the foregoing relate to oil and gas properties, full disclosure thereof

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is made in any engineering reports required to be delivered to Lender from time to time in respect of such oil and gas properties;

(m)	rights of first refusal and similar preferential rights created in the ordinary course of the oil and gas business;

(n)	operating leases;

(o)
capital lease transactions (according to GAAP) or sale-leaseback transactions where the indebtedness represented by all such transactions does not at any time exceed, in aggregate, the greater of (i) two point five percent (2.5%) of the amount of the Borrowing Base and (ii) $750,000;

(p)	security interests granted or assumed to finance the purchase of any property or asset (a "Purchase Money Security Interest") where:

i)	the security interest is granted at the time of or within 60 days after the purchase,

ii)	the security interest is limited to the property and assets acquired, and

iii)	the indebtedness represented by all Purchase Money Security Interests does not at any time exceed [Redacted – negotiated commercial terms] of the Borrowing Base in aggregate;

(q)	the security interests, liens and charges granted by the Borrower in favour of Mercuria pursuant to the Mercuria Security Documents, provided that the same is subject to the Postponement Agreement;

(r)
security interests and liens granted in favour of National Bank of Canada over cash collateral in the amount of Cdn.$50,000 to secure Indebtedness owing under or pursuant to the irrevocable standby letter of credit no. __________________ issued by National Bank of Canada to Mountain View County in the face amount of Cdn.$50,000 expiring ____________________; and

(s)
security interests or liens (other than those hereinbefore listed) of a specific nature (and excluding for greater certainty floating charges) on properties and assets having a fair market value not in excess of [Redacted – negotiated commercial terms] of the Borrowing Base in aggregate.

"Postponement Agreement" means the postponement agreement made as of the date hereof among the Borrower, the Lender and Mercuria.
"Prepayment Agreement" means the up to $75,000,000 prepayment agreement dated February 10, 2017 among TransGlobe International, as seller, the TransGlobe Affiliates, as guarantors, and Mercuria, as buyer, pursuant to which, inter alia, the Borrower has granted to Mercuria a guarantee all of the obligations of TransGlobe International thereunder.
"Prime" means the prime lending rate per annum established by Lender from time to time for commercial loans denominated in Canadian dollars made by Lender in Canada.
"SG&A Expenses" means selling, general and administrative expenses as set forth in the income statement of the Borrower and determined in accordance with GAAP.

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"Stream Loan" means the vendor take back loan owing by the Borrower to Stream Asset Financial Topspin LP initially in the amount of Cdn.$15,000,000, pursuant to a letter agreement dated December 20, 2016 from Bellatrix Exploration Ltd., as lender and accepted by the Borrower, as borrower, and as assigned by Bellatrix Exploration Ltd. to Stream Asset Financial Topspin LP effective April 28, 2017.
"Subsidiaries" means

(a)
a person of which another person alone or in conjunction with its other subsidiaries owns an aggregate number of voting shares sufficient to elect a majority of the directors regardless of the manner in which other voting shares are voted; and

(b)	a partnership of which at least a majority of the outstanding income interests or capital interests are directly or indirectly owned or controlled by such person, and includes a person in like relation to a Subsidiary. Unless otherwise specified or context otherwise requires, references herein to "Subsidiary" or "Subsidiaries" shall be and shall be deemed to be references to Subsidiaries of the Borrower.
"Total Debt" means in respect of Borrower only, as of the end of any fiscal quarter and as determined in accordance with GAAP on an un-consolidated basis, and without duplication, an amount equal to:

(a)	the amount of Current Liabilities, plus, if not already included therein, the current portion of long-term debt; plus

(b)	the aggregate of:

i)	the amount of Long Term Debt, including the Borrowings; and

ii)	to the extent not included in Long Term Debt:

(I)
any financial assistance by way of a loan, guarantee, loan purchase, share purchase, equity contribution or any credit support arrangement of any nature whatsoever, the purpose of which is to assure payment or performance to the holder of any Indebtedness of any other person;

(II)	obligations with respect to prepaid obligations and deferred revenues relating to third party obligations;

(III)	the amount of all obligations outstanding under a capital lease or any sale-leaseback to the extent it constitutes a capital lease;

(IV)
obligations arising under swaps entered into by Borrower for speculative purposes (determined, where relevant, by reference to GAAP) or other than in the ordinary course of its business to the extent of the net amount due or accruing due by Borrower thereunder (determined by marking-to-market the same in accordance with their terms); and

(V)	the amount of all off-balance sheet financing where there is recourse to other assets of Borrower;
and shall exclude in any event:

(c)	to the extent permitted by GAAP, any particular Indebtedness if, upon or prior to the maturity thereof, there shall have been irrevocably deposited with the proper depositary in trust the

31289444.11

TransGlobe Energy Corporation         May 12, 2017

necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness, and thereafter such funds and evidences of Indebtedness or other security so deposited are not included in any computation of the assets of such person;

(d)
contingent obligations in respect of court actions, suits or other proceedings which have not come to a final and conclusive judgment before a court of competent jurisdiction or such other person as may have jurisdiction in the premises and Borrower reasonably expects to be successful in the defence of such action, suit or other proceeding;

(e)
any lease or other arrangement relating to real or personal property which would, in accordance with GAAP, be accounted for as an operating lease of such person, provided that, if applicable, the costs and expenses associated with such operating lease are included in any engineering report required to be delivered hereunder;

(f)	deferred income taxes;

(g)	postponed advances from affiliates/shareholders (if postponed on terms and in a manner acceptable to Lender);

(h)	the guarantee provided by Borrower to TransGlobe Petroleum Inc. under terms of the Prepayment Agreement and the Mercuria Security Documents; and

(i)	asset retirement obligations of the Borrower.
"Trailing Cash Flow" means Cash Flow for the two most recently completed fiscal quarters, multiplied by two.
"TransGlobe Affiliates" means those affiliates of TransGlobe International listed in Schedule 1 of the Prepayment Agreement (which includes the Borrower) on the date hereof, and each of their successors and assigns.
"TransGlobe International" means TransGlobe Petroleum International Inc. and its successors and assigns.
"Working Capital Ratio" means, at any time, the ratio of (i) Current Assets plus any undrawn availability under the Facilities, to (ii) Current Liabilities less (to the extent included therein) any amount drawn under the Facilities.

31289444.11

SCHEDULE "A"
CONTAINING FORM OF COMPLIANCE CERTIFICATE

To:    Alberta Treasury Branches
Corporate Financial Services
[Redacted – address]
I, ___________________________________ hereby certify as of the date of this certificate as follows:

(a)	I am the _____________________ [insert title] of TransGlobe Energy Corporation ("Borrower") and I am authorized to provide this certificate to you for and on behalf of Borrower.

(b)	This certificate applies to the [fiscal quarter/fiscal year] ending _________________.

(c)
I am familiar with and have examined the provisions of the letter agreement (the "Agreement") dated ___________________________, 20_______ between the Borrower and Alberta Treasury Branches ("Lender"), as lender, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of Borrower. Terms defined in the Agreement have the same meanings when used in this certificate.

(d)	No Default or Event of Default has occurred or is continuing and there is no reason to believe that during the next fiscal quarter of Borrower, any Default or Event of Default will occur.
OR
A [Default/Event of Default] has occurred and is continuing or we anticipate a [Default/Event of Default] occurring, and our proposed action to remedy such [Default/Event of Default] is set out below:
Description of any [Default/Event of Default] and proposed action to remedy: ______________________

_______________________

(e)	Our financial ratios are as follows:

i)	the Working Capital Ratio is ____:1.00, being not less than the required ratio of 1.00:1:00;

ii)	the ratio of Net Debt to Trailing Cash Flow is ____:1.00, being not more than the required ratio of 3.00:1:00;

(f)	The detailed calculations of the foregoing ratios and covenants are set forth in the addendum annexed hereto and are true and correct in all respects.
This certificate is given by the undersigned officer in his/her capacity as an officer of the Borrower without any personal liability on the part of such officer.

31289444.11

This certificate may be executed electronically; this certificate may be delivered by email, facsimile or other functionally-equivalent electronic means.
Dated this _____ day of _____________, 20___.

_____________________________________
TransGlobe Energy Corporation
Per:

Name:

Title:

31289444.11

APPENDIX

(i)	the Working Capital Ratio is ____:1.00, calculated as follows:

Current Assets:	$__________
but excluding mark-to-market impact of hedging	+/-$__________
+ undrawn availability under Facilities	+ $__________
=$__________
divided by:
Current Liabilities, excluding any amount drawn under Facilities:	$__________
but excluding mark-to-market impact of hedging	+/-$__________
excluding intercompany receivables	- $__________
= $__________

(ii)	the ratio of Net Debt to Trailing Cash Flow is ____:1.00, calculated as follows:

Net Debt = Total Debt less Current Assets
Total Debt =
Current Liabilities (including current portion of long term debt)	$__________
but excluding mark-to-market impact of hedging	+/-$_________
+ Long Term Debt=
long term debt under GAAP	+ $_________
+ (to extent not included in Equity):
preferred shares redeemable at option of holder	+ $_________
convertible debentures	+ $_________
+ (if not already included)
financial assistance	+ $_________
prepaid obligations, deferred revenues	+ $_________
capital leases, sale-leasebacks	+ $_________

31289444.11

speculative swaps	+ $__________
off-balance sheet recourse financing	+ $__________
asset retirement obligations	+ $__________
but excluding (if already included):
- indebtedness if funds to pay deposited in trust	- $__________
- contingent obligations before courts where expect to be successful in defence	- $__________
- operating leases	- $__________
- deferred income taxes	- $__________
- postponed advances from shareholders/affiliates	- $__________
- amounts guaranteed by the Borrower under the Prepayment Agreement and the Mercuria Security Documents	- $__________
- asset retirement obligations of the Borrower	- $__________
= $_________
less Current Assets	- $__________
but excluding mark-to-market impact of hedging	+/-$_________
=$ __________
Trailing Cash Flow = Cash Flow for the two most recently completed fiscal quarters, multiplied by two.
Cash Flow =
net income	$__________
+ (without duplication)
deferred taxes	+ $__________
amortization, depreciation, depletion	+ $__________
other non-cash charges expensed	+ $__________
G&A Expense reimbursements from Subsidiaries (up the maximum amount)	+ $__________
loan repayments from Subsidiaries	+ $__________
dividends from Subsidiaries	+ $__________
minus dividends declared	- $__________

31289444.11

minus reductions in shareholder loans	- $__________
=$ __________

31289444.11

SCHEDULE "B"
POWER OF ATTORNEY APPLICABLE TO GUARANTEED NOTES

Borrower hereby appoints Lender, acting by its duly authorized signing officers (the "Attorney") for the time being at the Branch of Account, the attorney of Borrower:

1.
To sign for and on behalf and in the name of Borrower as drawer, guaranteed notes in the Lender's standard form for advances in the nature of Guaranteed Note advances (the "Notes") payable to Lender or its order evidencing Guaranteed Note advances made by Lender to Borrower; and

2.	To fill in the amount, date and maturity date of such Notes;
Provided that such acts in each case are to be undertaken by Lender in accordance with instructions given to Lender by Borrower as provided in this power of attorney.
Instructions to Lender relating to the execution and completion by Lender on behalf of Borrower of Notes which Borrower wishes to issue to Lender shall be communicated by Borrower to Lender in writing at the Branch of Account following delivery by Borrower of a notice in respect of a drawdown or conversion and shall specify the following information:

1.	A Canadian Dollar amount, which shall be the aggregate face amount of the Guaranteed Note advances to be made by Lender in respect of a particular drawdown or conversion;

2.	A specified period of time, which shall be the number of days after the date of such Notes that such Notes are to be payable, and the dates of issue and maturity of such Notes; and

3.	Payment instructions specifying the account number of Borrower and the financial institution at which the proceeds of such Guaranteed Note advances are to be credited.
The communication in writing by Borrower to Lender of the instructions referred to above shall constitute the authorization and instruction of Borrower to Lender to complete and execute Notes in accordance with such information as set out above. Borrower acknowledges that Lender shall not be obligated to make any Guaranteed Note advances and therefore complete and execute any Notes evidencing the same. Lender shall be and is hereby authorized to act on behalf of Borrower upon and in compliance with instructions communicated to Lender as provided herein if Lender reasonably believes them to be genuine.
Borrower agrees to indemnify Lender and its directors, officers, employees, affiliates and agents and to hold it and them harmless from any loss, liability, expense or claim of any kind or nature whatsoever incurred by any of them as a result of any action or inaction in any way relating to or arising out of this power of attorney or the acts contemplated hereby; provided that this indemnity shall not apply to any such loss, liability, expense or claim which results from the negligence or willful misconduct of Lender or any of its directors, officers, employees, affiliates or agents.

31289444.11

B-2

This power of attorney may be revoked by Borrower at any time upon not less than five (5) Business Days' written notice served upon Lender at the Branch of Account provided that (i) it may be replaced with another power of attorney forthwith and (ii) no such revocation shall reduce, limit or otherwise affect the obligations of Borrower in respect of any Note executed and completed in accordance herewith prior to the time at which such revocation becomes effective. This power of attorney may be terminated by Lender at any time upon not less than five (5) Business Days' written notice to Borrower.
Any revocation or termination of this power of attorney shall not affect the rights of Lender and the obligations of Borrower with respect to the indemnities of Borrower above stated with respect to all matters arising prior in time to any such revocation or termination.
This power of attorney shall be governed in all respects by the laws of the Province of Alberta and the laws of Canada applicable therein and each of Borrower and Lender hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of such jurisdiction in respect of all matters arising out of this power or attorney.

31289444.11

SCHEDULE "C"
REQUEST FOR EXTENSION

Date:
ATB Financial
Corporate Financial Services
[Redacted – address]

Dear Sirs:

We refer to the Commitment Letter dated as of May 12, 2017 between TransGlobe Energy Corporation as Borrower and Alberta Treasury Branches as lender (the "Letter Agreement"). Capitalized terms used herein have the same meaning as in the Letter Agreement.

In accordance with Section 3 of the Letter Agreement, we hereby request that the Lender provide an offer to extend the Term Date under Facility #1 for a period of up to 364 days.

We hereby certify that:

1.
except as disclosed to the Lender in writing, the representations and warranties contained in the Letter Agreement are true and correct on the date hereof and will be true and correct on the date of extension, as applicable, with the same effect as if such representations and warranties were made on such dates; and

2.
no event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of the Letter Agreement or any Security Document granted in connection therewith and there is no reason to believe that during the next fiscal quarter of Borrower, any such event or circumstance will occur.

If you will offer this extension on the existing terms and conditions, please execute the counterpart of this request for extension and return it to us in accordance with the provisions of the Letter Agreement.
Yours truly,
TransGlobe Energy Corporation
Per:
Name:
Title:

31289444.11

C-2

The Lender hereby offers to extend the Term Date under Facility #1 of the Letter Agreement for a period of three hundred sixty-four (364) days from the date of your acceptance of this offer. This offer is open for acceptance until ____________, being the day prior to the current Term Date.
This Request for Extension may be executed electronically; this Request for Extension may be delivered by email, facsimile or other functionally-equivalent electronic means.
ALBERTA TREASURY BRANCHES
Per:
Name:
Title:
Accepted on __________________, _______.
TransGlobe Energy Corporation
Per:
Name:
Title:

31289444.11